UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2006

King Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Tennessee (State or other jurisdiction of incorporation)	0—24425 (Commission File Number)	54-1684963 (IRS Employer Identification Number)

501 Fifth Street, Bristol, Tennessee (Address of principal executive offices)	37620 (Zip Code)

Registrant’s telephone number, including area code: 423-989-8000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 2, 2006, the Board of Directors of King Pharmaceuticals, Inc. (“King”) adopted an amendment to the Director Compensation Policy for the Non-Employee Directors of King (the “Policy”). The amendment makes the following changes with respect to non-employee directors compensation: (a) increases the annual retainer for service on the Board from $30,000 to $38,000, (b) increases the fee paid for participation in each Board meeting from $1,500 to $2,000, (c) eliminates the annual retainer of $4,000 previously paid to committee members, (d) increases the annual retainer paid to chairs of Board committees, other than the Audit Committee, from $6,000 to $7,500, (e) eliminates a provision providing for a fee of $250 per hour for certain extraordinary Board-related service, (f) increases the annual, automatic grant of restricted stock units (“RSUs”) made to directors covered by the Policy from RSUs with a market value of $100,000 per year to RSUs with a market value of $120,000 per year, and (g) makes certain changes to the restricted period for the RSUs.

The amendment is effective immediately, and the increase to the covered directors’ annual grant of RSUs will be applied for 2006 via a supplemental grant of RSUs with a market value of $20,000 per covered director (the “Supplemental RSUs”), which grant will occur automatically on October 2, 2006. The Supplemental RSUs have the terms set forth in the Policy except their restricted period ends on the first to occur of April 28, 2007 or certain events specified in the Policy.

The amended Policy is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibit:

Exhibit Number	Description of Exhibit
10.1

Director Compensation Policy for Non-Employee Directors of King Pharmaceuticals, Inc., as approved by the Board of Directors on February 13, 2004 and amended on July 22, 2005, February 22, 2006 and August 2, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 8, 2006	KING PHARMACEUTICALS, INC.
By: /s/ Joseph Squicciarino Joseph Squicciarino Chief Financial Officer